NEWS
                                                    Delta and Pine Land Company
                                                    P.O. Box 157
                                                    Scott, Mississippi 38772
-------------------------------------------------------------------------------

Contact:   Investors                          Media
           Tom Jagodinski                     Stephanie Pillersdorf/Keil Decker
           Delta and Pine Land Company        Citigate Sard Verbinnen
           (662) 742-4518                     (212) 687-8080


           Delta and Pine Land Company Comments on Arbitration Filing


      SCOTT, MS, June 4, 2004 -- Delta and Pine Land Company (NYSE:DLP) ("D&PL"), a leading commercial breeder, producer and marketer of cotton planting seed, confirmed that it has received a filing of a proceeding with The American Arbitration Association made by Monsanto Company. The filing seeks resolution of disputes concerning various agreements between D&PL and Monsanto. Specifically, Monsanto alleges that D&PL breached the Roundup Ready Gene License and Seed Services Agreement, the Bollgard Gene License and Seed Services Agreement and the Partnership Agreement, all executed as of February 2, 1996. D&PL is confident that it has fully complied with all obligations under each of those agreements with Monsanto and fully expects that the arbitration panel will confirm its position.

           The matters submitted to arbitration by Monsanto have been the subject of an active and continuing dispute resolution process, as provided for in the subject agreements, which specify submitting such disputed issues to a panel comprised of senior managers from both companies. The panel of senior managers had already resolved some disputed issues, and D&PL was satisfied that the panel was making progress toward resolving the remaining matters. D&PL has submitted its own disputed issues to the panel of senior managers as well, and will consider its options with respect to those matters not resolved as of this date.

           D&PL has performed its obligations under all of its agreements in good faith, and has been committed to the resolution of any disputes arising under them. The current Monsanto/D&PL Agreements will remain in effect until November 4, 2018 and January 16, 2018, for the Bollgard and Roundup Ready genes respectively, although D&PL has the right to cancel the licenses after October 11, 2008. D&PL has every intention to continue to operate under the licenses.

           "We fully anticipate continuing to market seed containing Monsanto traits in 2005 and beyond, which include some of the top performing varieties in the United States," said Tom Jagodinski, President and CEO of D&PL. "The USDA estimates that D&PL varieties were planted on over 60% of the total acreage in the U.S. and over 70% of the acreage planted east of Texas in 2003. We will continue to develop new varieties that contain Monsanto's traits including Bollgard(R), Roundup Ready(R), Bollgard II, and Roundup Ready Flex, as well as new traits from other technology providers for launch in future years. We will honor all of our obligations to our seed production partners who are currently growing seed for us this year to be marketed in the 2005 planting season."

           D&PL has been breeding, developing and selling cottonseed to farmers since 1915. During those nine decades, Delta and Pine Land has consistently brought to cotton producers superior performing varieties in high quality seed with new and innovative genetics, focusing on high yield potential and improved fiber quality. DP 555 BG/RR and DP 444 BG/RR are the latest examples of such outstanding and widely popular products. D&PL was the first company to launch Monsanto's Bollgard traits in cotton in 1996 followed by the launch of Roundup Ready and Bollgard/Roundup Ready stacked traits.

           "We intend to continue our commitment to the U.S. cotton grower to provide the best cotton varieties and the best transgenic technology, bringing value to the farm and to the cotton industry at large," Jagodinski said.

      About Delta and Pine Land Company
      Delta and Pine Land Company is a leading commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, D&PL also breeds, produces and markets soybean planting seed in the U.S. For more information, please refer to the Company's website at www.deltaandpine.com.

                                      # # #

Certain matters discussed in this release are "forward-looking statements," including statements about the Company's future plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. It is the nature of agricultural seed businesses that supply, demand and their timing are affected by many variables, including commodity prices, weather and government policy. Due to the seasonal nature of the seed business, the Company typically incurs losses in its first and fourth quarters. Additional risks and uncertainties with respect to the Company's business and forward looking statements are set forth in the Company's latest filings with the Securities and Exchange Commission.